UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2014

ACTAVIS PLC

(Exact Name of Registrant as Specified in Its Charter)

Ireland	000-55075	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Grand Canal Square, Docklands

Dublin 2, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2014, Actavis plc (the “Company”) announced that Maria Teresa Hilado will become the Company’s new Chief Financial Officer, effective December 8, 2014. R. Todd Joyce will be leaving his role as the Company’s Chief Financial Officer but will remain with the Company through early 2015 to support the transition of his duties.

Ms. Hilado, age 50, joins from PepsiCo, Inc., where she served as Senior Vice President, Finance and Treasurer since 2009. Ms. Hilado has over 26 years of finance, treasury and strategic experience in large global public corporations across a variety of industries. Prior to joining PepsiCo in 2009, she served as the Vice President and Treasurer at Schering-Plough Corp., a pharmaceutical company now known as Merck & Co., from 2008 to 2009. Ms. Hilado joined General Motors (GM) Corporation in 1990, spending 17 years in a variety of senior finance roles including Assistant Treasurer. In addition, she held a variety of positions in mergers and acquisitions, labor negotiations, and treasury. She also served as Chief Financial Officer of General Motors Acceptance Corporation Commercial Finance from 2001 to 2005. Ms. Hilado currently serves on the board of directors of H.B. Fuller Company, which she joined in October 2013, and from May 2013 until August 2013, served on the board of directors of Bausch + Lomb.

Ms. Hilado’s offer letter with the Company provides for (i) a starting annual base salary of $545,000; (ii) beginning in 2015, eligibility to participate in the Company’s annual cash incentive plan, with a target bonus opportunity equal to 100% of base salary; (iii) a new hire long-term incentive equity grant with a target value of $5,730,000, consisting 75% in value of performance-share units, the terms of which were described in Item 5.02 of the Company’s Current Report on Form 8-K filed on July 3, 2014, and 25% in value in options subject to vesting in equal annual installments over a five-year period; (iv) a one-time award under the Company’s merger success award plan, to be settled in cash or Company ordinary shares of an equivalent fair market value (in the discretion of the compensation committee), with a target value of $5,000,000 and a maximum award value of $10,000,000, based on the Company’s achievement of pre-established goals during the performance period of July 1, 2014 through December 31, 2017; (v) a sign-on bonus of $3,000,000, payable in two equal installments on March 15, 2015 and on the first anniversary of Ms. Hilado’s hire date (subject to repayment under certain circumstances); (vi) a sign-on grant of restricted share units valued at $3,000,000, to vest in four equal annual installments; and (vii) eligibility to participate in the Company’s deferred compensation plan. In the event of a termination of Ms. Hilado’s employment due to a workforce restructuring or change of control, Ms. Hilado will be covered by the Company’s existing severance benefit plan and change of control severance pay plan, the terms of which are generally consistent with the description of benefits payable to comparable executive officers in the Company’s proxy statement for the 2014 annual meeting of shareholders filed on March 28, 2014 (the “2014 Proxy Statement”).

There are no family relationships between Ms. Hilado and any other director or executive officer of the Company.

In connection with his departure, the Company has agreed that Mr. Joyce will receive certain severance payments and benefits in accordance with the non-cause termination provisions of his existing employment agreement, as described in the 2014 Proxy Statement. In addition, the Company has agreed that the portion of Mr. Joyce’s outstanding time-vested restricted share units (“RSUs”) granted on May 8, 2014 that would have vested during the 24-month period following Mr. Joyce’s departure date will be paid and delivered in accordance with the schedule provided for under the terms and conditions of the award agreement and equity award plan, without regard to Mr. Joyce’s continued employment. Mr. Joyce also received a right to remain eligible to vest in his outstanding unvested performance-based RSU granted on May 8, 2014, for a similar 24-month period (with the shares earned to be based on actual Company performance during such extended vesting period and delivered in accordance with the schedule provided for under the applicable award agreement and equity award plan). The receipt of the foregoing severance benefits is subject to Mr. Joyce’s execution and non-revocation of a release of claims in favor of the Company.

Copies of the press releases announcing the foregoing are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release Regarding R. Todd Joyce, dated November 5, 2014

99.2	Press Release Regarding Maria Teresa Hilado, dated November 10, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2014	Actavis plc

	By:	/s/ A. Robert D. Bailey
	Name:	A. Robert D. Bailey
	Title:	Chief Legal Officer and Corporate Secretary